EXHIBIT 10.1

AMENDMENT NO 1 TO PURCHASE AND SALE AGREEMENT

This Amendment No 1 (the “Amendment”) is made and entered into this 26th day of August, 2014 by and between Dover Motorsports, Inc. and Nashville Speedway, USA, Inc. (collectively, the “Seller”) and NeXovation, Inc. (the “Purchaser”).

WHEREAS, Seller and Purchaser entered into a Purchase and Sale Agreement dated May 28, 2014, (the “Agreement”), in which the Purchaser agreed to purchase from Seller the property known as Nashville Superspeedway;

WHEREAS, unless otherwise defined herein, terms shall have the meaning ascribed to them in the Agreement;

WHEREAS, the Agreement provides that the Inspection Period expires today and that the Closing take place on or before September 25, 2014;

WHEREAS, the parties agree to extend the date for Closing, subject to the terms and conditions of this Amendment;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Purchaser do hereby agree as follows:

1.	Closing shall take place on or before October 25, 2014. Proration of real estate taxes shall be calculated as if closing had occurred on September 25, 2014.

2.	The Inspection Period has expired and Purchaser makes no objections under Section 5 (a) to the Agreement, except as noted below

3.

Purchaser shall have until October 7, 2014 to satisfy itself, in its sole discretion (a) that Wilson County will consent and agree to allowing the dedication of certain roads located or to be located on the Real Property to be withdrawn or reversed and a release of that dedication to be recorded, and (b) that Purchaser’s future plans for the Real Property will not be adversely impacted by the existence of the easement for Marty Robbins Drive, the Nature area or the Barrett Cemetery identified on the Survey, or by the NPDES permits identified in Purchaser’s environmental assessment of the Real Property. Purchaser shall be entitled to terminate the Agreement on or before October 7, 2104 if it is not able to so satisfy itself, in which event the Deposit will be refunded.

4.

PNC Bank has agreed to release of record the 2003 Deed of Trust which continues to encumber the Real Property. This Deed of Trust emanates from an expired credit facility and Seller shall ensure that it is released promptly.

5.	Except as expressly modified above, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, Seller and Purchaser have executed this Amendment the day and year first written above.

Purchaser: NeXovation, Inc.

By:	/s/ Robert Sexton
Robert Sexton, President

Seller: Nashville Speedway, USA, Inc.

By:	/s/ Klaus Belohoubek
Klaus Belohoubek,
Senior Vice President – General Counsel

Seller: Dover Motorsports, Inc.

By:	/s/ Klaus Belohoubek
Klaus Belohoubek,
Senior Vice President – General Counsel